Exhibit 10.23

July 15, 2009

Bob Corey

[***]

Dear Bob:

We are pleased to offer you a position with Extreme Networks (the “Company”) as Senior Vice President and Chief Financial Officer, reporting to Mark Canepa, Chief Executive Officer. Should you decide to join us, you will receive a semi-monthly salary of $15,625.00 (which would equal $375,000.00 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures.

As a Vice President, you will be eligible to participate in the FY10 Executive Bonus Plan (EIP) with an annual target of 60% of your annual base salary. This annual target amount will be pro-rated by your amount of time as a regular employee in your first fiscal year of participation in the plan (FY2010). The pro-rata EIP target bonus will be paid if you and the Company meet established performance objectives tied to Revenue, Operating Profit performance and attainment of key strategic goals. Details of the fiscal year 2010 Executive Incentive Program will be provided to you after you begin your employment with the Company. The Company retains the right to change or amend the EIP at any time.

As a Company employee, you are also eligible to receive certain employee benefits including stock options. Subject to the approval of the Board of Directors or the Compensation Committee, we are pleased to offer you a one-time option to acquire four hundred and fifty thousand (450,000) shares of Common Stock. Generally, grants are reviewed for approval once a quarter, and are awarded at an exercise price equal to the closing price of the Company’s Common Stock on the second business day after we publicly announce our financial results for the quarter. One-fourth (1/4) of these shares will vest one year from your first date of employment, provided that you are still employed by the Company at that time. The remaining shares will vest monthly over the following three years, at a rate of 1/48th of the entire option each month, so long as your employment with the Company continues. Your stock option grant is conditioned on your execution of the Company’s standard form of employee stock option agreement, and your stock option will be governed by and subject to the terms of that agreement. All vesting and rights to exercise under any Options offered hereunder will also be subject to your continued employment with the Company at the time of vesting. Your equity awards are also subject to the terms of our Executive Change in Control Severance Plan. Alternatively, you may choose to receive a one-time grant of Restricted Stock at a conversion rate of 1 (one) share of Restricted Stock per 3 (three) option shares in lieu of 150,000 (one hundred fifty thousand) of the 450,000 (four hundred fifty thousand) option shares. The Restricted Stock will be subject to grant by the Board of Directors. The Restricted Stock will vest 25% per year on each anniversary from your date of hire over four years. All vesting and rights to exercise under any Options or Restricted Stock offered hereunder will be subject to your continued employment with the Company at the time of vesting. You must make the fungible election in writing to me on or before your date of hire. Your stock option and any Restricted Stock grant is conditioned on your execution of the Company’s standard form of employee stock option and restricted stock agreement, and will be governed by and subject to the terms of that agreement. Your stock options granted to you as a Member of the Board of Directors will continue to vest and remain outstanding under the terms of your grant agreement upon which they were granted so long as you remain an employee or, if earlier, until the expiration of the term of the option.

The Company also has a policy of providing a Change in Control Severance Plan for its executive officers in the event of an acquisition of the Company. Those provisions will be set forth in your Executive Change in Control Severance Agreement and will be the same as those currently in effect for the other executive officers of the company. A copy of the Plan document has been enclosed for your information.

In addition to the foregoing benefits, you will be eligible to participate in various other Company benefit plans, including its group health, short-term disability, long-term disability, and life insurance plans, as well as its 401(k) and employee stock purchase plans. Your participation in the Company’s benefit plans will be subject to the terms and conditions of the specific benefit plans. As a Vice President of the Company, you are not eligible to participate in the Company’s Flexible Time Off (“FTO”) program, and you will not accrue any FTO hours. You will, however, be eligible to take paid time off from time-to-time as reasonably necessary for vacation, sick time, or other personal purposes, subject to the needs of your position and the approval of your manager.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause. If you accept this offer, you also agree that you will resign as a member of the Board of Directors upon your first date of employment and that resignation will be effective automatically on the date of your first date of employment. You may continue to serve as a member of any other Board that you are now on provided it does not interfere with your full-time employment or present a conflict of interest. You agree to terminate any other consulting or similar engagement you may now have.

In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.

This offer is contingent upon your signing the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring this documentation, such as a passport or driver’s license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Kathleen Swift, VP of Human Resources at Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051. A duplicate original is in enclosed for your records. This offer of employment, if not accepted, will expire in 2 (two) business days. Based on our discussions, it is anticipated that you will begin employment no later than July 21, 2009.

All new employees receive a benefits package from the HR Department. If you have any benefit related questions, please contact Kathleen Swift at [***].

This agreement, along with any agreements referenced above, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company. This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company; provided, however, that the Company may, in its sole discretion, elect to modify your title, compensation, duties, or benefits without any further agreement from you.

Bob, we look forward to welcoming you to Extreme Networks and we believe you will make an important contribution to the company, in what should be a rich and rewarding experience. If you have any questions, please feel free to contact Kathleen Swift at [***].

Sincerely,

/s/ Kathleen Swift
EXTREME NETWORKS INC. Kathleen Swift Vice President, Human Resources

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Bob Corey	July 15, 2009
Bob Corey	Date

My start date will be July 21, 2009

[*** Each item denoted with three asterisks in this document is immaterial contact information that has been redacted for purposes of personal privacy.]